Exhibit 99.1

            PRESS RELEASE
For Immediate Release

Contacts:	Michael W. Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES FISCAL 2024 FIRST QUARTER RESULTS

HOUSTON — January 30, 2024 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the Fiscal 2024 first quarter ended December 31, 2023. All comparisons are to the comparable period in the prior fiscal year, unless otherwise noted.

First Quarter Key Highlights:
•Revenues totaled $194 million, an increase of 53%;
•Gross profit of $48 million, or 24.8% of revenue, an improvement of 950 basis points;
•Net Income of $24 million, or $1.98 per diluted share;
•New orders totaled $198 million;
•As of December 31, 2023, backlog had nearly doubled to $1.3 billion;
•Cash and short-term investments as of December 31, 2023, totaled $355 million.
Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Our first fiscal quarter was very much a continuation of the trends and strong results that we saw in our fourth quarter. Despite what is typically a seasonally slower period, we recorded $198 million of new orders which was higher sequentially by 15%. We also delivered revenue growth of 53% compared to the prior year, as we saw broad strength across most of our end market sectors. The solid revenue growth driven by the strength and quality of our backlog, coupled with terrific project execution and associated efficiency gains are translating to the improved profitability that we experienced in the quarter. Our gross margin of 24.8% was 950 basis points better than the prior year, while delivering $1.98 of earnings per diluted share in the first quarter.”

First Quarter 2024 Results
Revenues totaled $194.0 million compared to $208.6 million and $126.9 million in the fourth and first quarter of Fiscal 2023, respectively. The increase compared to the first quarter of Fiscal 2023 was driven by strong growth across the Petrochemical, Oil and Gas, Utility and Commercial and Other Industrial sectors, partially offset by lower volume within the Traction sector.
Gross profit totaled $48.2 million, or 24.8% of revenue, compared to $52.0 million, or 24.9% of revenue, in the fourth quarter of Fiscal 2023 and compared to $19.5 million, or 15.3% of revenue, in the first quarter of Fiscal 2023.
New orders totaled $198 million compared to net new orders of $171 million and $212 million in the fourth and first quarters of Fiscal 2023, respectively.
Backlog totaled $1.3 billion as of December 31, 2023, which was essentially flat sequentially compared to backlog as of September 30, 2023, and was significantly higher than $680 million of backlog as of December 31, 2022.
Net income was $24.1 million, or $1.98 per diluted share, compared to $26.4 million, or $2.17 per diluted share, in the fourth quarter of Fiscal 2023 and compared to $1.2 million, or $0.10 per diluted share, in the first quarter of Fiscal 2023.

Cope added, “Our backlog of $1.3 billion is almost twice that of the prior year and is well-balanced across most of our market sectors. We continue to see encouraging levels of project activity across the majority of our core Industrial end markets. In addition, we’re supporting healthy market activity across some of the faster-growing applications of Powell’s capabilities within the Commercial & Other Industrial sector such as data centers along with other transitional energy end markets like hydrogen, biofuels, as well as carbon capture and sequestration. Our capacity expansion initiatives continue to progress as planned, which will facilitate our growth across most of the markets we serve. Overall, we remain encouraged by our first fiscal quarter results and the current activity level across most of our markets, which supports our expectation of another strong fiscal year for Powell.”

OUTLOOK
Commenting on the Company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “We are encouraged by the commercial activity across most of our core end markets and optimistic that this will continue throughout the remainder of Fiscal 2024. Considering this, coupled with both the quality and size of our backlog, we are confident that we will sustain the solid financial results that we delivered in Fiscal 2023, and anticipate that this momentum will continue into Fiscal 2024. We also announced today that our Board has approved a 1% increase to our common stock dividend for the second consecutive year. This action demonstrates both our commitment to delivering shareholders’ return as well as our prudent approach to capital allocation in order to ensure sufficient liquidity to fund our expanding working capital requirements and growth aspirations.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, January 31, 2024 at 11:00 a.m. Eastern time. To participate in the conference call, dial 1-833-953-2431 (domestic) or 1-412-317-5760 (international) at least 10 minutes before the call begins and ask for the Powell Industries conference call. A telephonic replay of the conference call will be available through

February 7, 2024 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using passcode 9785040#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, liquefied natural gas facilities, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2023	2022
(In thousands, except per share data)
	(Unaudited)

Revenues	$194,017	$126,858
Cost of goods sold	145,823	107,394
Gross profit	48,194	19,464

Selling, general and administrative expenses	20,347	16,873
Research and development expenses	1,967	1,501
Operating income	25,880	1,090

Interest income, net	(3,998)	(523)
Income before income taxes	29,878	1,613

Income tax provision	5,793	451

Net income	$24,085	$1,162

Earnings per share:
Basic	$2.02	$0.10
Diluted	1.98	$0.10

Weighted average shares:
Basic	11,941	11,859
Diluted	12,174	12,077

SELECTED FINANCIAL DATA:

Depreciation	$1,641	$2,136
Capital Expenditures	$1,235	$2,726
Dividends Paid	$3,124	$3,074

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2023	September 30, 2023
(In thousands)
	(Unaudited)
Assets:

Cash, cash equivalents and short-term investments	$355,343	$279,009

Other current assets	319,482	342,976

Property, plant and equipment, net	98,318	97,625

Long-term assets	34,806	32,632

Total assets	$807,949	$752,242

Liabilities and equity:

Current liabilities	$427,851	$395,686

Deferred and other long-term liabilities	13,778	11,530

Stockholders’ equity	366,320	345,026

Total liabilities and stockholders’ equity	$807,949	$752,242

SELECTED FINANCIAL DATA:

Working capital	$246,974	$226,299